EXHIBIT 10.3

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered as of the 4th day of May, 2010, by and between Parlux Fragrances, Inc., (the “Company”) and Neil Katz (the “Employee”).

RECITALS

WHEREAS, Employee had been providing services to the Company as CEO of the Company pursuant to an Executive Employment Agreement dated July 26, 2007 (“Employment Agreement”); and

WHEREAS, Employee and the Company mutually agreed to terminate Employee’s employment without cause and terminate the Employment Agreement as of January 25, 2010 (“Termination Date”), and to resolve all issues and claims regarding their working relationship and the termination of that relationship.

TERMS OF AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Company agrees that ten (10) days after receipt of this Agreement signed by the Employee, and so long as Employee has not revoked this Agreement pursuant to Paragraph 10 below, the Company will provide Employee with the following consideration: a) severance pay in the form of a salary continuation for a period of 12 months from the Termination Date to be paid pursuant to the Company’s regular payroll procedure (“Severance”); b) except for the pending Banner Life additional life insurance policy, continuation at the Company's expense of Employee's group health, dental, life and short-term and long-term disability benefits listed on the insurance package and employee benefit summary dated January 26, 2010, which is attached hereto as Exhibit A, for a period of 12 months from the Termination Date, provided that Employee will continue to pay that portion of the premiums as is consistent with past practice

2.

and as noted on Exhibit A; c) continuation of the Employee's $800 per month automobile expense allowance until July 31, 2010; d) vesting of any unvested options as of the Termination Date; e) the modification, as set forth in Paragraph 8 below, of the Employee's covenants contained in Section 10 of the Employment Agreement; and f) the Company will reflect the Employee's termination as a resignation.

Following the one year benefit continuation period under this Agreement, Employee will have the ability to elect to continue the Company's group health benefits pursuant to COBRA at Employee's sole expense.  Employee will have the ability to elect to transfer the Prudential Financial additional term life insurance policy to a personal policy with all premiums thereafter payable at Employee's sole expense; except the Company will pay the annual premium in the amount of approximately $1,905 due in or about August 2010.  To the extent the pending additional term life insurance policy is accepted and issued by Banner Life, and to the extent that it is portable and transferable, Employee will have the ability to elect to transfer the Banner Life additional life insurance policy to a personal policy with all premiums payable at Employee's sole expense; the Company will not pay any premiums with respect to the Banner Life policy.  All other insurance and benefits listed on Exhibit A are not portable or transferable to Employee, and will not be continued after the one year period under this Agreement.

3.

From the severance amounts paid to Employee in paragraph 1 above, the Company shall deduct appropriate amounts for federal income tax, FICA and Medicare, and for the Employee's share of the insurance benefit expense as set forth on Exhibit A.  Any tax obligation arising from the payments made to Employee under this Agreement will be the sole responsibility of Employee.   Employee agrees to and does indemnify, defend and hold the Company harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or is asserted against or imposed upon the Company by any taxing authority and shall pay to the Company upon demand all reasonable attorneys’ fees and costs incurred by the Company related thereto.

4.

Nothing contained in this Agreement constitutes an admission of liability by the Company concerning any aspect of its employment of Employee or his separation therefrom.

5.

In exchange for the above and other valuable consideration, Employee, on behalf of himself and his successors, heirs, assigns, attorneys, agents and representatives and all other persons who could assert a claim based upon Employee’s relationship and/or dealings with the Company, hereby unconditionally and forever waives, releases, acquits and discharges the Company, its parent, subsidiaries, affiliates, predecessor entities, including without limitation, all current and former officers, directors, attorneys, employees and agents ("Related Parties"), and further promises never to institute, assert, prosecute or pursue, any and all debts, complaints, claims, charges, liabilities, claims for relief, demands, suits action or causes of action, which have arisen or could have arisen prior to the date of this Agreement, whether now known or unknown, suspected or unsuspected.  The released claims include, without limitation, any claims arising out of or related to Employee’s employment at the Company and the termination of that employment. The released claims also specifically include, but are not limited to, all claims arising under any federal, state or local law or statute, including without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Florida Civil Rights Act,  the Workers’ Compensation Statute, the law of contract and tort, any claim for attorneys fees, claims for unpaid wages or other employment compensation, and claims of personal injury, including mental and physical pain and suffering or intentional infliction of emotional distress.

In exchange for the above and other valuable consideration, the Company hereby unconditionally and forever waives, releases, acquits and discharges the Employee, and further promises never to institute, assert, prosecute or pursue, any and all debts, complaints, claims, charges, liabilities, claims for relief, demands, suits action or causes of action, which have arisen or could have arisen prior to the date of this Agreement, whether now known or unknown, suspected or unsuspected, except the Employee shall not be released with respect to claims against the Company for any undisclosed material agreements, promises, or commitments with any of the Company's suppliers, customers, distributors, vendors or licensors that were entered into or made by the Employee on the Company's behalf and which are binding upon and enforceable against the Company (an "Excluded Claim").   The Employee represents and warrants that there are no material oral agreements, promises, or commitments with any of the Company's suppliers, distributors, vendors and licensors, entered into or made by the Employee on the Company's behalf in his capacity as Chairman and Chief Executive Officer or otherwise, which are binding upon and enforceable against the Company, and further represents and warrants that all material agreements, promises, or commitments that he entered into or made on the Company's behalf (i) were reduced to writing by the parties, and the original (or a true, complete and correct copy) of each such writing was previously disclosed by the Employee to or otherwise is in the possession of either Frederick Purches, Frank Buttacavoli, Ray Balsys, or Lesbia Roner as of the date hereof, and (ii) with respect to distributors IBW, IKC, Perfumania and Quality King, are known to the Board through recent meetings with such distributors attended by Employee and one or more members of the Board.

Employee further agrees that he will tender his resignation from his seat on the Board of Directors concurrently with the execution of this Agreement.

6.

Employee agrees not to commence, maintain, or prosecute any action or proceeding of any kind in any court against the Company or any of its shareholders, subsidiaries, affiliates, successors and assigns or any of its or their past or present directors, officer, agents or employees, with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement.  Employee represents that he does not currently have pending before any court or before any federal, state or local agency any dispute of any kind against the Company or Related Parties.  If it is determined that Employee has any lawsuit, charge of discrimination, or claim pending against the Company or Related Parties, he agrees to dismiss any such claims, with prejudice, immediately upon determining that such charge or claim is pending.  Notwithstanding the foregoing, if Company defaults after the date hereof in its obligations under this Agreement, the Employee shall be entitled to commence an action to seek remedies at law and in equity against the Company.

Employee agrees that with respect to the claims he is waiving, he is waiving not only his right to recover money or other relief in any action that he might institute, but he is also waiving his right to recover money or other relief in any action that might be brought on his behalf by any other person or entity including, but not limited to, the State of Florida, the United States Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), or any other (U.S. or foreign) federal, state, or local agency or department.  Employee further represents that he has not heretofore assigned or transferred, or purported to have assigned or transferred, to any entity or person any dispute released by him in this Agreement.

The Company agrees not to commence, maintain, or prosecute any action or proceeding of any kind in any court against the Employee, with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, other than directly related to an Excluded Claim.  The Company represents that it does not currently have pending before any court or before any federal, state or local agency any dispute of any kind against the Employee.  If it is determined that

Company has any lawsuit or claim pending against the Employee, the Company agrees to dismiss any such claims, with prejudice, immediately upon determining that such claim is pending.

7.

Employee agrees that he will not knowingly apply for employment or work in any capacity in the future at the Company, and that the Company and the Released Parties have no obligation, contractual or otherwise, to hire or employ Employee in the future.  Furthermore, if Employee is rehired, he will be terminated and such termination will not constitute retaliation.

8.

Employee agrees to return to the Company all Company property whether confidential or not, including but not limited to any documents, computer discs, correspondence, E-mails, customer and vendor lists, manuals and books.  The property, if not already returned, shall be returned promptly following Employee’s execution and delivery of this Agreement to the Company.  The Company acknowledges that Employee has returned the cellular telephone provided to him by the Company.

9.

The Employee and Company agree that the Employee's covenants as set forth in Section 10 of the Employment Agreement are hereby amended and superseded by the following covenants:

A.

General.  The Company and the Employee hereby acknowledge and agree that (i) the Employee has come into the possession of trade secrets (as defined in Section 688.002(4) of the Florida Statutes) of the Company (the "Trade Secrets"), (ii) the restrictive covenants contained in this Section 8 are justified by legitimate business interests of the Company, including, but not limited to, the protection of the Trade Secrets, in accordance with Section 542.335(1)(e) of the Florida Statutes, and (iii) the restrictive covenants contained in this Section 8 are reasonably necessary to protect such legitimate business interests of the Company.

B.

Confidentiality.  The Employee will not use for the Employee's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of a secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of the Company or its affiliates and which was acquired by the Employee at any time prior to or during the term of the Employee's employment with the Company, except with the specific prior written consent of the Company.

C.

Work Product.  The Employee agrees that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of the Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of the Company and its affiliates, and all existing or future products or services, which were conceived, developed or made by the Employee (alone or with others) during the term of the Employment Agreement ("Work Product") belong to the Company.  The Employee will cooperate fully in the establishment and maintenance of all rights of the Company and its affiliates in such Work Product.  The provisions of this Section 8(C) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by the Employee after the termination of the Agreement with respect to Work Product created during the term of the Employment Agreement.

D.

Non Solicitation.  Except as hereinafter set forth, the Employee shall not, directly or indirectly:

(i) consult for or become employed by IBW and IKC (or any affiliate thereof) prior to December 31, 2010, provided the Employee may consult for or become employed by IBW and IKC (or any affiliate thereof) prior to December 31, 2010 to the extent that the amount of any direct or indirect compensation earned by Employee from IBW and/or IKC (or any affiliate thereof), in any form, including any salary, bonus, commission, fee, or any other payment earned with respect to the period ending December 31, 2010, shall reduce and offset his Severance from the Company on a dollar-for-dollar basis.  Indirect compensation shall be defined as any compensation that may result from Employee's association with IBW and/or IKC that may not be directly paid to Employee but paid to a third party or parties related to, and/or associated with Employee, or paid to Employee by a third party at the direction of IBW and/or IKC.  The Employee, upon reasonable request from the Company, shall provide promptly true and correct copies of his paystubs, Forms W-2 and 1099, and personal tax returns for calendar years 2010 and 2011 (with the same to be redacted as to unearned income from sources other than IBW or IKC or any affiliate thereof), and to the extent the Severance already has been paid to the Employee and was not offset in accordance with the preceding sentence, Employee shall promptly repay the Company the amount that should have been offset from his Severance.  The Employee shall have no obligation to offset any salary or other compensation earned from any entity other than IBW, IKC or any affiliate thereof by which he may become employed, whether or not that entity had a pre-existing distribution relationship with IBW, IKC or any affiliate thereof.

(ii) canvass, solicit or accept any business with respect to any fragrance from any person or entity which is an actual licensor of brands or fragrance product lines to the Company, or which has a written proposal for a license for a fragrance brand with the Company, specifically including but not limited to Paris Hilton, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko,

Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, Fred Hayman Beverly Hills, Shawn "Jay Z" Carter, and the "fourth artist" referenced in the Company's agreement with Artistic Brands Development LLC or other celebrity artists introduced to the Employee by the principals of Artistic Brands Development LLC,

(iii) request or advise any person or entity which is a customer, distributor or vendor of the Company to withdraw, curtail or cancel any such customer's, distributor's or vendor's business with the Company, or

(iv) employ, solicit for employment or knowingly permit any entity or business directly or indirectly controlled by him or with which he is associated to employ or solicit for employment, any person who was employed by the Company or its majority-owned subsidiaries during his tenure with the Company or within the then prior six months, or in any manner seek to induce any such person to leave his or her employment.

E.

Non-Disparagement.  The Employee will not at any time criticize, ridicule, or make any statement or perform any act which disparages or is derogatory of the Company or of any subsidiary, officer, director, agent, employee, contractor, customer, vendor, supplier, contract manufacturer, distributor, licensor or licensee of the Company.  The Company will not, at any time criticize, ridicule or make any statement or perform any act which disparages or is derogatory of the Employee.

F.

Cooperation.

The Employee agrees to make himself available to cooperate on behalf of the Company and respond to inquiries by the Company regarding management, regulatory and legal activities which he acquired knowledge of while employed by the Company.  Employee agrees to make himself available, without the requirement of being subpoenaed, to confer with Company's counsel at reasonable times and locations, and upon reasonable notice, and at the Company's expense, concerning any knowledge he has with respect to actual and/or potential disputes arising out of activities of the Company during his period of employment.  Employee further agrees to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to disputes arising out of the activities of the Company during his period of employment.

10.

Employee agrees that the terms and covenants set forth in Paragraph 8 above are a major inducement to the Company in entering into this Agreement, are of paramount importance to the Company and future compliance with their exact terms is critical to the Company.  Accordingly,

Employee understands and agrees that the actual amount of damages the Company will suffer if Employee or his representatives violates the provisions of Paragraph 8 are dependent upon many circumstances, and it is impractical and extremely difficult to affix the actual damages.  The Parties have endeavored to estimate the actual damages likely to be suffered in the event of failure of Employee or his agents to comply with the terms and covenants of said Paragraph 8, and Employee agrees that the amount paid under Paragraph 1 above is a reasonable estimate of the actual damages for each proven violation and is a just and reasonable sum under the circumstances.  Accordingly, Employee agrees that if he or his agents are found by a court of competent jurisdiction to have violated the terms and covenants set forth in Paragraphs 8 above, he will return all payments made pursuant to Paragraph 1 of this Agreement to the Company as liquidated damages and not as a penalty or forfeiture.  Furthermore, if Employee breaches any provision of this Agreement, the Company's obligation to comply with Paragraph 1 automatically terminates.

11.

Employee has up to twenty-one (21) days from the date of receipt of this Agreement to accept its terms. Employee has had the opportunity to consult with his attorney about the Agreement prior to any decision on his part to execute this Agreement.

Employee is advised, pursuant to the Older Workers Benefit Protection Act (“OWBPA”), that by signing this Agreement he is specifically waiving any claims he might have which have accrued prior to the execution date of the Agreement under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges, represents and agrees that this Agreement shall result in a waiver and release of any rights Employee has under the Age Discrimination in Employment Act of 1967 (“ADEA”), and acknowledges, represents and agrees that he understands his rights under the OWBPA, including but not limited to his right to consider this Agreement for a period of twenty-one (21) days after his receipt of the Agreement.

Employee, by releasing any such claims under the ADEA, in addition to the other claims set forth in this Agreement, acknowledges that he so releases and waives these claims in exchange for the valuable consideration referred to in Paragraph 1.

After the date of execution, Employee has an additional seven (7) days in which to revoke his acceptance.  The Agreement shall not become effective or enforceable against the Company until it has been fully executed by Employee and returned to counsel for the Company at the address noted in Paragraph 17.  Furthermore, the Agreement shall not become effective or enforceable against the Company unless it remains unrevoked by Employee within the additional seven (7) day revocation period.  To revoke, Employee must deliver to Jonathan Awner a written statement of revocation prior to 5:00 p.m. on the seventh day following his execution of this Agreement.  If Employee does not revoke the Agreement, the eighth day after the date of Employee’s acceptance will be the Effective Date of the Agreement.  If Employee revokes his acceptance of this Agreement within the seven day period specified above, Employee shall receive none of the benefits of this Agreement.  Employee further acknowledges, represents and agrees that if he executes the Agreement prior to the expiration of the twenty-one (21) day period, the decision to do so was his and his alone, and that as a result, he has voluntarily waived the twenty-one (21) day review period.

12.

Employee acknowledges that he has not suffered any unreported on the job injury up to the date of execution of this Agreement.

13.

This Agreement may be executed in counterparts and has the same force and effect as if all the signatures were obtained in one document.  This Agreement may be amended only by a writing signed by the Company and the Employee.

14.

Employee acknowledges and agrees that he has read this Agreement, has had an opportunity to review the terms with an attorney, is aware of its contents and freely and voluntarily agrees to all of its terms and conditions.

15.

Employee acknowledges that the consideration that he has received pursuant to Paragraph 1 of this Agreement is greater than any consideration that he would otherwise be entitled to.

16.

This Agreement expresses the entire agreement between Employee and the Company, its parent, divisions, successors, predecessors, subsidiaries, affiliates and assigns, with respect to the subject matter of this Agreement and supersedes all prior oral or written understandings or agreements regarding that subject matter.  The Company's Certificate of Incorporation, as amended, provides that a director of the Company, to the fullest extent permitted by the Delaware General Corporation Law, shall not be liable to the Company or its stockholders for monetary damage for breach of fiduciary duty as a director. Section 102 of the Delaware General Corporation Law provides that the Company may eliminate director liability to the Company or its stockholders for breach of fiduciary duty, except: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.  The Company agrees that nothing in this Agreement shall be construed to modify these provisions of the Company's

Certificate of Incorporation with respect to the Employee, or to limit the availability to Employee of his right to indemnification under Section 145 of the Delaware General corporation Law, or to coverage under the Company's Directors and Officers Insurance Policy (to the extent of the coverages, limitations and deductible thereof).

17.

Any notice or other communication required or permitted to be given to the Company under this Agreement shall be in writing and hand-delivered with a receipt of delivery, to the principal business office of the Company, addressed to its Chief Executive Officer, with a copy to the Chairman of the Compensation Committee of the Board of Directors.  Any notice shall be deemed to have been given at the time it is received by the Company.

18.

The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been negotiated by and between Richard Berman, Esquire, on behalf of the Employee, and Jonathan Awner, Esquire, on behalf of the Company, and this Agreement shall not be construed against the “drafter” of the Agreement.  If any portion or provision of this Agreement except Paragraph 4 is legally determined to be unenforceable, the remainder of this Agreement shall not be affected by such determination and shall be valid and enforceable to the fullest extent permitted by law, and said unenforceable portion or provision shall be deemed not to be a part of this Agreement.  If Paragraph 4 is deemed to be unenforceable, then the entire Agreement becomes null and void.

19.

This Agreement shall be governed by the laws of the State of Florida. In connection with any legal proceeding arising from or relating to this Agreement, the parties agree and consent that the state and federal courts located in Broward County, Florida shall have exclusive jurisdiction over such proceedings.

20.

EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTER DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

[Signatures on next page]

IN WITNESS WHEREOF, the undersigned hereunto set my hand and seal this  5th day of May, 2010.

/s/ Neil J. Katz

NEIL KATZ

Address:

6000 Island Blvd., #806

Aventura, FL 33160

STATE OF FLORIDA

)

) ss:

COUNTY OF

Broward

)

The foregoing instrument was acknowledged before me this   5th day of  May, 2010, by Neil J. Katz who is personally known to me or who has produced ___________________ (type of identification) as identification.

/s/ Richard E. Berman

NOTARY PUBLIC, STATE OF FLORIDA

Richard E. Berman

(Print, Type or Stamp Commissioned Name of Notary Public)

PARLUX FRAGRANCES, INC.

By:  /s/ Frederick E. Purches

Print Name  Frederick E. Purches

Print Title  Chairman and CEO

STATE OF FLORIDA

)

) ss:

COUNTY OF BROWARD

)

The foregoing instrument was acknowledged before me this 6th day of May, 2010 by Frederick E. Purches, on behalf of the corporation.  S/He is personally known to me ~~or has produced~~ ________N/A____________ (type of identification) as identification.

/s/ Carole Ramsay

NOTARY PUBLIC, STATE OF FLORIDA

Carole Ramsay

(Print, Type or Stamp Commissioned Name of Notary Public)+

Exhibit A

[Parlux Letterhead]

Insurance Package & Employee Benefits Summary

Neil J. Katz

Summary Date: 01/26/2010

Enclosed you will find your benefits package under Parlux Fragrances, Inc group plan:

1.

AETNA POS (Health Insurance) Plan Design and Benefits

2.

Guardian Benefits Plan Booklet with Highlights and Guardian Plan Document for your Group Life insurance, Short Term Disability, Long Term Disability and Dental

3.

American United Life (AUL) - One America, 401 K –Summary Plan Description (SPD) & Enrollment Plan Information.

4.

Prudential Financial – additional life insurance of $500,000 – Contract  and Policy at a Glance

5.

Banner Life – additional Life insurance – Pending carrier approval of $1,000,000 – One quarter Payment deposit received by carrier of $1,322.10.

Employee Benefits Summary
Plan Type	Plan	Coverage	Effective Date	You Pay Biweekly	Company Pays
Medical	Aetna POS, Exempt	Employee	07/01/2008	$59.79	$179.38
Dental	Dental PPO, Exempt	Employee	07/01/2008	$4.80	$14.39
Life	Group Life, Exempt	Elected Coverage: 2.0 x Earnings Actual Coverage: $325,000.00	03/01/2007	$0.00	$30.00
AD&D	Group AD&D, Exempt	Elected Coverage: 2.0 x Earnings Actual Coverage: $325,000.00	03/01/2007	$0.00	$3.00
LTD	Long Term Disability, Exempt	70.0% of salary to a maximum of $10,000.00 per month	01/01/2009	$0.00	$48.13
STD	Short Term Disability, Exempt	60.0% of salary to a maximum of $900.00 per week	07/01/2008	$17.45	$0.00
Retirement	401(k) Savings Plan - $$	$733.67 per pay period	02/26/2009	$733.67	$366.84
Prudential	Additional Life Insurance	$500,000	08/03/2007	Yearly premium	$1,905.00